Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

INCIPIO, LLC,

POWDER MERGER SUB, INC.

and

SKULLCANDY, INC.

Dated as of JUNE 23, 2016

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 23, 2016 by and among Incipio, LLC, a Delaware limited liability company (“Parent”), Powder Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and Skullcandy, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Acquisition Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Common Stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), at a price of $5.75 per Company Share, net to the holder thereof, subject to reduction for any applicable withholding Taxes pursuant to Section 3.8(e), in cash (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is not tendered and accepted pursuant to the Offer (other than Cancelled Company Shares and Dissenting Company Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will survive the Merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be effected under Section 251(h) of the DGCL pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein, and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the holders of Company Shares accept the Offer and tender their Company Shares to Acquisition Sub pursuant to the Offer;

WHEREAS, the Board of Directors of each of Parent and Acquisition Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Parent and Acquisition Sub, respectively, of this Agreement, the performance by Parent and Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I.

DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptance Time” shall mean the date and time of the initial acceptance for payment by Acquisition Sub of Company Shares pursuant to and subject to the conditions of the Offer.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Board” shall mean the Board of Directors of the Company.

“Company Intellectual Property Rights” shall mean Intellectual Property Rights owned by or purported to be owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any (a) change, effect, event, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change resulting from, attributable to or arising out of any of the following (whether by itself or when aggregated or taken together with any and all other such Changes) shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change resulting from, attributable to or arising out of any of the following (by itself or when aggregated or taken together with any and all other such Changes) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, to the extent such Changes do not disproportionately affect the Company and its Subsidiaries in any material respect relative to other companies operating in any industry or industries in which the Company operates in the events of (i) through (vi):

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of, or the compliance with, this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, Acquisition Sub, or their Affiliates (B) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (C) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners;

(viii) any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has consented, or which Parent has requested or approved, or the taking of any action required by this Agreement, or the failure to take any action prohibited by this Agreement;

(ix) any departure or termination of any officers (other than the Chief Executive Officer and the Chief Financial Officer), directors, employees or independent contractors of the Company or its Subsidiaries;

(x) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless the underlying cause of such changes or failures would otherwise be excepted from this definition); or

(xi) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company and only in their capacities as current or former stockholders of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement; or

(xii) any matters set forth on Section 4.12 of the Company Disclosure Letter; provided, however, if the facts and circumstances as set forth on Section 4.12 of the Company Disclosure Letter materially change then any matter set forth on Section 4.12 of the Company Disclosure Letter in which the facts and circumstances materially changed shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred; or

(b) a Change that would prevent the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

“Company Options” shall mean any options to purchase Company Shares outstanding under the Company Stock Plans.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.0001 per share, of the Company.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company RSU Award” shall mean any award of restricted stock units or performance stock units outstanding under the Company Stock Plans.

“Company Stock Awards” shall mean the Company Options and the Company RSU Awards.

“Company Stock Plans” shall mean the Company’s 2005 Stock Plan, the Company’s 2008 Equity Incentive Plan, the Company’s 2011 Incentive Award Plan, that certain Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement dated May 8, 2013, between the Company and Hoby Darling, and that certain Inducement Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement dated May 10, 2013, between the Company and Hoby Darling.

“Company Stockholders” shall mean holders of Company Shares in their respective capacities as such.

“Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with the Company or any of its Subsidiaries.

“Contract” shall mean any legally binding contract, subcontract, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Debt Financing” means the loans to be provided by the Financing Sources, the proceeds of which shall be used to consummate the transactions contemplated by this Agreement.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed; (b) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and (c) all agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent, Acquisition Sub or the Financing Sources.

“Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Domain Names” shall mean domain names and uniform resource locators.

“Environmental Law” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Substances, or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C.

§ 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Financing Sources” means those certain lenders (together with the Affiliates, advisors and agents thereof) that are to provide Parent and/or Acquisition Sub with loans, the proceeds of which shall be used to consummate the transactions contemplated hereby.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, including any state-owned or state controlled instrumentality, (iii) any court, tribunal, judicial body, an arbitrator or arbitration panel or a mediator or mediation panel, (iv) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, provincial, and whether local or foreign, or (v) solely for purposes of Section 4.20, any public international organizations such as the United Nations or the World Bank, and any political party.

“Government Official” means any current or former employee, official, or representative of any Governmental Authority or a political party, political party official or candidate for political office.

“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as

“hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property” shall mean all intellectual property or other similar proprietary rights in any jurisdiction worldwide, regardless of form, including: (i) published and unpublished works of authorship, including motion pictures and other audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, software, sound recordings, musical works, dramatic works, pantomimes and choreographic works, pictorial, graphic and structural works, and architectural works (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); (iv) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (v) instantiations of any of the foregoing in any form and embodied in any media; and (vi) Domain Names.

“Intellectual Property Rights” shall mean all U.S. and foreign common law and statutory rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including (i) rights in, arising out of, or associated with Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common law or statutory regime (including all copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing) and any “moral” rights; (ii) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act or analogous foreign common law or statutory regime, including patents, utility models and inventors’ certificates and all disclosures, applications reissues, divisionals, re-examinations, renewals, substitutions, revisions, extensions, provisionals, continuations and continuations-in-part thereof (“Patent Rights”); (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act or analogous foreign common law or statutory regime (including all trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals of any of the foregoing); (iv) rights in, arising out of, or associated with trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information, whether granted under the Uniform Trade Secrets Act or the Defend Trade Secrets Act of 2016 or analogous foreign common law or statutory regime; and (v) all U.S. and foreign common law and statutory rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement, misappropriation or other violation of any of the foregoing. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, treaty, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (i) civil, criminal, administrative or investigative actions, suits, claims or charges, or (ii) litigations, alternative dispute resolutions or other proceedings, in each of (i) and (ii) before any Governmental Authority and whether in law or in equity.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first or last offer, right of first or last refusal, preemptive right or other restriction of similar nature (including any restriction on the transfer or voting of any security or any restriction on the transfer of any other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean The NASDAQ Global Market.

“Order” shall mean any order, judgment, conciliation agreement, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permit” means franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the Financial Statements; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the Financial Statements to the extent required by GAAP; (iii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case that do not materially and adversely impact the current use of the affected property or materially impair the value of such property; (iv) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 or the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016; (v) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company or any of its Subsidiaries, taken as a whole, or materially impair the value of such assets; (vi) Liens arising under any lines of credit or other credit facilities or arrangements of the Company or its Subsidiaries in effect on the date hereof as disclosed in the Company Disclosure Letter or the Company SEC Reports (or any replacement facilities thereto permitted pursuant to Section 6.1); (vii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (viii) with respect to leased or licensed personal property or Intellectual Property, the terms and conditions of the lease or license applicable thereto; and (ix) Liens described in Section 1.1(b) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” shall mean, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policy or other public-facing statement, all information that identifies, allows identification of or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), date of birth, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by the Company with such individual, as so associated, which may include (to the extent collected and associated by the Company with such individual, as so associated): (i) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (ii) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (iii) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

“Privacy Laws” shall mean all Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure, disposal or transfer of Personal Information.

“Private Sector Counterparty” means any employee or agent of a private entity with which the Company or any of its Subsidiaries or Affiliates does, or seeks to do, business.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall mean release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representatives” shall mean the directors, officers or other employees, controlled Affiliates, or any investment banker, accountant, consultant, attorney or other authorized agent or representative retained by any applicable Person.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock entitled generally to vote in the election of directors of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has at least a majority of the equity interests having by their terms ordinary voting power to elect a majority of the governing body of such limited liability company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority of the equity interests having by their terms ordinary voting power to elect a majority of the governing body of such Person.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty or addition to tax imposed by any Governmental Authority, whether disputed or not.

“Tax Return” shall mean any report, declaration, return, information return, claim for refund, election, certificate, estimated tax filing or statement required to be filed or actually filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” shall mean a cash amount equal to $6,197,560.95.

Section 1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Acceptable Confidentiality Agreement	6.2(f)(iii)
Acquisition Proposal	6.2(f)(i)
Acquisition Sub	Preamble
Adverse Recommendation Change	6.2(d)(i)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(d)(ii)
Antiboycott Rules	4.22(a)
Board Recommendation	2.2(b)
Cancelled Company Shares	3.7(a)(ii)
Certificate of Merger	3.2
Certificates	3.8(c)
Changes	1.1
Closing	3.3
Closing Date	3.3
COBRA	4.11(d)
Company	Preamble
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company License-In Agreements	4.16(g)
Company License-Out Agreements	4.16(h)
Company Financial Advisor	4.10
Company SEC Reports	4.7(a)
Company Securities	4.2(a)
Company Shares	Recitals

Confidentiality Agreement	10.4
Current Company D&O Insurance	7.8(c)
Customs Laws	4.22(a)
Debt Financing Dispute	10.9(a)
DGCL	Recitals
Dissenting Company Shares	3.7(c)(i)
EAR	4.22(a)
Effective Time	3.2
Enforceability Exceptions	4.4
Environmental Permits	4.15(b)
Exchange Fund	3.8(b)
Expiration Time	2.1(d)(i)
Financial Statements	4.7(b)
Indemnified Persons	7.8(a)
Inventions	1.1
Material Contract	4.18(a)
Maximum Annual Premium	7.8(c)
Merger	Recitals
Merger Consideration	3.7(a)(i)
Minimum Condition	2.1(a)(i)
Multiemployer Plan	4.11(c)
Offer	Recitals
Offer Documents	2.1(g)(i)
Offer Price	Recitals
Offer to Purchase	2.1(a)
Option Consideration	3.7(d)
Parent	Preamble
Patent Rights	1.1
Payment Agent	3.8(a)
Plans	4.11(a)
Real Property Leases	4.17(b)
Restraint	8.1(b)
Restricted Territories	4.22(a)(i)
RSU Consideration	3.7(e)
Sanctions Laws	4.22(a)
Schedule 14D-9	2.2(b)
Schedule TO	2.1(g)(i)
Solicitation Period End-Date	6.2(a)
Subsidiary Securities	4.2(b)
Superior Proposal	6.2(f)(ii)
Surviving Corporation	3.1
Termination Date	9.1(b)
Termination Fee	1.1
Trade Compliance Laws	4.22(a)
Trademarks	1.1
Uncertificated Shares	3.8(c)
Works of Authorship	1.1

Section 1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) References to “$” and “dollars” are to the currency of the United States of America.

(g) Any dollar or percentage thresholds set forth herein shall not be determinative in and of themselves of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(h) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II.

THE OFFER

Section 2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Acquisition Sub shall (and Parent shall cause

Acquisition Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the Company Shares at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders and contains the terms and conditions set forth in this Agreement and in Annex A. Each of Parent and Acquisition Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to:

(i) the condition (the “Minimum Condition”) that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by Parent, Acquisition Sub and their respective Affiliates (if any), represents at least a majority of all then outstanding Company Shares (not including Company Shares tendered pursuant to guaranteed delivery procedures that have not been “received,” as such term is defined in Section 251(h) of the DGCL, by the depository of the Offer); and

(ii) the other conditions set forth in Annex A.

(b) Waiver of Conditions. Acquisition Sub expressly reserves the right to waive any of the conditions to the Offer and to make, in its sole and absolute discretion, any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole and absolute discretion, Acquisition Sub may not (and Parent shall not permit Acquisition Sub to) (i) waive the Minimum Condition or the condition set forth in clause (C)(1) of Annex A or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, (C) extends the Offer, other than in a manner required by the provisions of Section 2.1(d), (D) imposes conditions to the Offer other than those set forth in Annex A, or (E) amends any other term or condition of the Offer (including those set forth in Annex A) in any manner that is adverse to the Company Stockholders.

(c) Adjustments to the Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of, and payment for, Company Shares that are tendered pursuant to the Offer.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) Business Days after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (as such date and time may be extended, the “Expiration Time”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement:

(A) Acquisition Sub shall extend the Offer for any period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ, in any such case that is applicable to the Offer;

(B) in the event that any of the conditions to the Offer set forth on Annex A, other than the Minimum Condition, are not satisfied or waived (if permitted hereunder) as of any then scheduled expiration of the Offer, Acquisition Sub shall extend the Offer for successive extension periods of ten (10) Business Days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer; and

(C) in the event that all of the conditions to the Offer set forth on Annex A have been satisfied or waived (if permitted hereunder), except that the Minimum Condition has not been satisfied, as of any then scheduled expiration of the Offer, Acquisition Sub shall extend the Offer for an extension period of ten (10) Business Days (or any longer period as may be approved in advance by the Company), it being understood and agreed that Acquisition Sub shall not be required to extend the Offer pursuant to this clause (C) on more than two (2) occasions, but may, in its sole discretion, elect to do so;

provided, however, that the foregoing clauses (A), (B) or (C) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article IX, and in no event shall Acquisition Sub be required to extend the Offer beyond the Termination Date.

(iii) Neither Parent nor Acquisition Sub shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(iv) Neither Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Acquisition Sub shall (and Parent shall cause Acquisition Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(e) Payment for Company Shares. On the terms and subject to the conditions set forth in this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares that are validly tendered and not withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 2.1(d)(ii)). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer; provided, however, that, without the prior written consent of the Company, Acquisition Sub shall not accept for payment or pay for any Company Shares if, immediately thereafter, Acquisition Sub would own less than the number of Company Shares necessary to satisfy the Minimum Condition. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction for any withholding Taxes pursuant to Section 3.8(e).

(f) Subsequent Offering Period. Subject to the last sentence of this Section 2.1(f), Acquisition Sub may (but shall not be required to), and the Offer to Purchase shall reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 promulgated under the Exchange Act) of not less than three (3) nor more than twenty (20) Business Days immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares that are validly tendered during the “subsequent offering period” promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after any such Company Shares are validly tendered during the “subsequent offering period.” Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase during such “subsequent offering period.” The Offer Price payable in respect of each Company Share that is validly tendered during the “subsequent offering period” shall be paid net to the holder thereof in cash, subject to reduction for any withholding Taxes pursuant to Section 3.8(e). Notwithstanding anything to the contrary set forth in this Agreement, Acquisition Sub shall not (and Parent shall cause Acquisition Sub not to) commence any “subsequent offering period” after the Acceptance Time if the Merger can be effected pursuant to Section 251(h) of the DGCL.

(g) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Acquisition Sub shall:

(i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other required or customary ancillary documents, in each case, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”);

(ii) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) cause the Offer Documents to be disseminated to all Company Stockholders as and to the extent required by applicable Law (including the Exchange Act).

(h) Parent and Acquisition Sub shall cause the Schedule TO and the other Offer Documents to comply as to form in all material respects with the requirements of applicable Law. Subject to the provisions of Section 6.2, the Schedule TO and the other Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a) that relate to the Offer. The Company shall furnish in writing to Parent and Acquisition Sub all information concerning the Company, its Subsidiaries and the Company Stockholders that is required by applicable Law to be included in the Schedule TO or the other Offer Documents so as to enable Parent and Acquisition Sub to comply with their obligations under this Section 2.1(h). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule TO and the other Offer Documents in order to satisfy applicable Laws. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other Representatives for use in the Schedule TO or the other Offer Documents if and to the extent such information shall have become false or misleading in any material respect. Parent and Acquisition Sub shall take all steps necessary to cause the Schedule TO and the other Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ. Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the other Offer Documents prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Acquisition Sub shall provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that Parent, Acquisition Sub or their counsel may receive from the SEC or any other Governmental Authority or its staff with respect to the Schedule TO and the other Offer Documents promptly after such receipt, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or any other Governmental Authority or its staff (including by providing a reasonable opportunity for the Company and its counsel to review and comment on any such response, which comments Parent and Acquisition Sub shall consider reasonably and in good faith).

Section 2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Acquisition Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement;

(ii) based on written representations and warranties made by Parent and Acquisition Sub, determined that neither Parent nor Acquisition Sub nor any of their respective “affiliates” and “associates” (as such terms are defined in Section 203 of the DGCL) is an “interested stockholder” of the Company or has been an “interested stockholder” of the Company at any time during the last three (3) years (as such term is defined in Section 203(c) of the DGCL);

(iii) adopted resolutions approving this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein; and

(iv) resolved to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Acquisition Sub pursuant to the Offer; provided, however, that such recommendation may be withheld, withdrawn, amended or modified only in accordance with the terms of this Agreement.

The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with this Agreement, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b) Schedule 14D-9. The Company shall (i) file with the SEC, as promptly as reasonably practicable, but in no event more than one (1) Business Day after the filing by Parent and Acquisition Sub of the Schedule TO and the other Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, (A) except as provided in Section 6.2, the Company Board recommendation that the Company Stockholders accept the Offer and tender their Company Shares to Acquisition Sub pursuant to the Offer (the “Board Recommendation”) and (B) notice to the Company Stockholders informing such holders of their rights of appraisal in respect of the Company Shares in accordance with Section 262 of the DGCL, and (ii) take all steps necessary to disseminate the Schedule 14D-9 to the Company Stockholders as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable United States federal securities Laws. If requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Stockholders together with the Offer Documents. Each of Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and Acquisition Sub that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.2(b). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws or by the SEC or its staff or NASDAQ. Unless the Company Board has effected an Adverse Recommendation Change in accordance with Section 6.2, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board has effected an Adverse Recommendation Change in accordance with Section 6.2, the Company shall provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected an Adverse Recommendation Change in accordance with Section 6.2, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for Parent, Acquisition Sub and their counsel to review and comment on any such response, which comments the Company shall consider reasonably and in good faith).

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Acquisition Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial Company Stockholders, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial Company Stockholders, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Acquisition Sub (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the Merger and only in the manner provided in this Agreement; and

(iii) if (A) this Agreement shall be terminated pursuant to Article IX, and (B) Parent and Acquisition Sub shall withdraw the Offer, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE III.

THE MERGER

Section 3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following the Acceptance Time. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

Section 3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

Section 3.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, as promptly as practicable following the Acceptance Time, and in any case no later than the second (2nd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

Section 3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Acquisition Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

Section 3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.8(a), the certificate of incorporation of the Company shall be amended and restated so as to read in its entirety in the form attached as Exhibit A hereto, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 7.8(a)).

(b) Bylaws. At the Effective Time, subject to the provisions of Section 7.8(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 7.8(a)).

Section 3.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of the Company shall resign and immediately prior to the Effective Time the directors of Acquisition Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and any resolutions of the board of directors of the Surviving Corporation.

Section 3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (excluding (A) Cancelled Company Shares, and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest thereon, which shall be payable upon the surrender of the certificate evidencing such share of Company Common Stock in the manner provided in Section 3.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10).

(ii) Excluded Company Common Stock. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Acquisition Sub. Each share of common stock, par value $0.01 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the consummation of the Offer and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a). Such Company Stockholders shall be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 3.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld), voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Options. Effective as of immediately prior to the Effective Time, (i) the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full, (ii) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time and (iii) each holder of each such Company Option shall be paid by the Surviving Corporation promptly after the Effective Time, subject to Section 3.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time, by (y) an amount equal to (A) the Offer Price, less (B) the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Surviving Corporation by the holder of a Company Option). Within three (3) Business Days after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each of the holders of Company Options, the applicable Option Consideration (less any applicable withholding Taxes pursuant to Section 3.8(e)) as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

(e) Company RSU Awards. Effective as of immediately prior to the Effective Time, (i) the vesting of each Company RSU Award that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full (which, in the case of a Company RSU Award that vests in whole or in part on the basis of achievement of performance goals, shall be determined as if performance were at 100% of targeted performance), (ii) each Company RSU Award that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time and (iii) each holder of each such Company RSU Award shall be entitled to be paid by the Surviving Corporation promptly after the Effective Time, subject to Section 3.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time, by (y) the Offer Price (the “RSU Consideration”). Within three (3) Business Days after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each of the holders of Company RSU Awards, the applicable RSU Consideration (less any applicable withholding Taxes pursuant to Section 3.8(e)) as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

(f) The Company, the Company Board and any applicable committee thereof shall take all requisite action to effectuate the provisions of Section 3.7(d) and Section 3.7(e), above.

Section 3.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Acceptance Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. At the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the Company Stockholders pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock are entitled under this Article III (which, for the avoidance of doubt, shall not include the Option Consideration or the RSU Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. No investment or losses thereon shall affect the consideration to which holders of Company Common Stock are entitled under this Article III and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article III.

(c) Payment Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time evidenced outstanding Company Shares and (ii) uncertificated Company Shares (the “Uncertificated Shares”), in each case, whose Company Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding Tax pursuant to Section 3.8(e)), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding Tax pursuant to Section 3.8(e)), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal and reasonable exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent, Acquisition Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares, Company Options and Company RSU Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws; provided, however, that before making any such deduction or withholding, Parent shall use commercially reasonable efforts to provide to the Company, a reasonable period of time prior to Closing, notice of any applicable payor’s intention to make such deduction or withholding and, in reasonable detail, the authority, basis and method of calculation for the proposed deduction or withholding, and provide the Company with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding from the applicable Governmental Authority and/or execute and deliver to or file with such Governmental Authority and/or Parent such affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. Parent shall reasonably cooperate with the Company to obtain such reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholder who has not theretofore surrendered his, her or its Certificates or Uncertificated Shares evidencing such Company Shares for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

Section 3.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Payment Agent, and the posting by such holders of a bond in customary and reasonable amount and upon such terms as may reasonably be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Merger Consideration payable in respect thereof pursuant to Section 3.7.

Section 3.11 Necessary Further Actions. As of the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC after January 1, 2015, but prior to the date hereof (other than in any “risk factor” disclosure or any other forward looking statements set forth therein), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

Section 4.1 Organization and Qualification.

(a) Each of the Company and each of its Subsidiaries is duly organized and validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or equivalent governing documents) as currently in effect for the Company and each of its Subsidiaries. Each of the Company and each of its Subsidiaries is in compliance in all material respects with the terms of its certificate of incorporation and bylaws (or equivalent governing documents). Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person, or has any obligation to acquire any such interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, other than the Company’s Subsidiaries.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. At the close of business on June 17, 2016, (i) 28,711,986 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) 4,826,402 shares of Company Common Stock were held by the Company in its treasury; (iv) an aggregate of 4,395,080 shares of Company Common Stock were reserved for issuance pursuant to outstanding awards and rights under the Company Stock Plans and (v) under the Company Stock Plans, there were outstanding Company Options to purchase 2,614,420 shares of Company Common Stock and outstanding Company RSU Awards with respect to 1,780,660 shares of Company Common Stock. From such date until the date hereof, neither the Company nor any of its Subsidiaries has issued any shares of its capital stock, has granted any options, restricted stock, stock appreciation rights, warrants or rights or entered into any other agreements or commitments to issue any shares of its capital stock, or granted any other awards in respect of any shares of its capital stock or has split, combined, subdivided or reclassified any of its shares of capital stock. All of the outstanding Company Shares have been, and all shares of Company Common Stock that may be issued pursuant to the exercise of outstanding Company Stock Awards or vesting of Company RSU Awards will be (when issued in accordance with the terms thereof), duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 4.2(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all Company Stock Awards, indicating as applicable, with respect to each Company Stock Award then outstanding, the type of Company Stock Award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the date of grant, exercise or purchase price and expiration thereof. Except for the Company Stock Awards, there are on the date hereof no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, warrants, calls, pre-emptive rights, subscriptions, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof),

(C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (D) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the shares of Company Common Stock. There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) with respect to the Company or any Company Subsidiary issued and outstanding. There are no (i) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or (ii) outstanding contractual obligations to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries in exchange for ownership of Common Stock or any other equity interest in the Company or such Subsidiary. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and “blue sky” laws.

(b) The Company or another of its Subsidiaries is the record and beneficial owner of all the issued and outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), and there are no proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding shares of capital stock of the Subsidiaries of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except for Subsidiary Securities, neither the Company nor any of its Subsidiaries owns directly or indirectly any equity interests in any Person, or has any obligation to acquire any such equity interests, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other Person. There are not outstanding obligations to which the Company or any of its Subsidiaries is a party restricting the transfer of, or limiting the exercise of voting rights with respect to, any Subsidiaries Securities.

Section 4.3 Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, any Person.

Section 4.4 Corporate Power; Enforceability. Assuming the accuracy of the representation set forth in the first sentence of Section 5.6, the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).

Section 4.5 Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding Company Shares is the only vote of the holders of any class or series of the Company’s capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt, approve or authorize this Agreement and consummate the Merger and other transactions contemplated hereby in their capacity as Company Stockholders.

Section 4.6 Consents and Approvals; No Violation. None of the execution, delivery or performance of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, do or will (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or equivalent governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act and any other applicable Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger as required by the DGCL or (iv) the applicable requirements of NASDAQ, (c) modify, violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or one created by Parent or Acquisition Sub) or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except as, in the case of clauses (b) through (e), would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 Reports; Financial Statements.

(a) Since January 1, 2014, the Company has timely filed or furnished all reports, schedules, forms, statements, prospectuses and other documents required to be filed or furnished by it with the SEC (the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the Company SEC Reports filed or furnished by the Company with the SEC since January 1, 2014, including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, contained (or, with respect to Company SEC Reports filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or, with respect to Company SEC Reports filed after the date hereof, will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. As of the date of this Agreement, the Company has not received any written or, to the Company’s Knowledge, oral notice from the SEC that any of the Company SEC Reports is the subject of any ongoing investigation. To the Knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other government inquiries or investigations or material internal investigations pending or threatened, in each case regarding any accounting practices of the Company. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including, as applicable, the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, the “Financial Statements”)

applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments) and (iv) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(c) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2014, to the Knowledge of the Company, neither the Company nor the Company’s auditor have, identified or been made aware of (i) any existing “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) not otherwise remedied in the design or operation of the internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has designed and maintains disclosure controls and procedures (as defined in Rule 13a-15 of the Exchange Act) sufficient to provide reasonable assurance that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

(d) To the Knowledge of the Company, since January 1, 2014, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries, has discharged, demoted or suspended an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 4.8 Absence of Certain Changes; Undisclosed Liabilities

(a) Since March 31, 2016, (i) no fact, change, event, development or circumstance exists or has occurred, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement, and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of any of Section 6.1(c), Section 6.1(d), Section 6.1(h), Section 6.1(j), or Section 6.1(o) (exclusively with respect to such actions listed in Section 6.1(c), Section 6.1(d), Section 6.1(h) or Section 6.1(j)).

(b) Except (i) as reflected or otherwise reserved against in the Company’s consolidated balance sheet included in its Annual Report on Form 10-K for the year ended December 31, 2015, (ii) for Liabilities incurred since January 1, 2016 in the ordinary course of business consistent with past practice, (iii) for Liabilities incurred in accordance with this Agreement or in connection with the transactions contemplated hereby, and (iv) for Liabilities incurred in accordance with the terms of any Material Contract (other than Liabilities due to breaches thereunder), neither the Company nor any of its Subsidiaries has incurred any Liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.9 Schedule TO; Schedule 14D-9. Any information provided in writing by the Company or any of its directors, officers, employees, Affiliates, agents or other Representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents (and in any amendment thereof or supplement thereto) shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 (and in any amendment thereof or supplement thereto) will, when filed with the SEC, on the date first published, sent or given to the Company Stockholders, and at the time of consummation of the Offer, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule 14D-9, when filed with the SEC, on the date first published, sent or given to the Company Stockholders, and at the time of consummation of the Offer, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to (i) statements included or incorporated by reference in the Schedule 14D-9 based on information supplied by or on behalf of Parent or Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other Representatives, or (ii) any financial projections or forward-looking statements.

Section 4.10 Brokers; Certain Expenses. No broker, finder, investment banker or financial advisor (other than Peter J. Solomon Company (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

Section 4.11 Employee Benefit Matters/Employees.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment, consulting, pension, retirement, superannuation, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, termination indemnity, redundancy pay, sick pay, vacation, thirteenth month, seniority premium, bonus or other incentive plans, programs, policies or agreements and (iii) medical, vision, dental or other health plans, life insurance plans, or fringe benefit plans, programs, policies or agreements, in each case, whether oral or written, maintained or contributed to by the Company or any of its Subsidiaries, or required to be maintained or contributed to by the Company of its Subsidiaries or otherwise providing for payments or benefits for or to any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries and/or their dependents, regardless of whether it is mandated under local Law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory (collectively, the “Plans”); provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Plan” for these purposes. With respect to the Plans listed on Section 4.11(a) of the Company Disclosure Letter, to the extent applicable, correct and complete copies or summaries of the following have been made available to Parent by the Company: (A) all Plans, including amendments thereto; (B) the most recent annual report on Form 5500 filed with respect to each Plan (if required by applicable Law) and the most recent actuarial report prepared in respect of any Plan, if applicable; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; (E) each trust agreement relating to any Plan (as applicable); and (F) all insurance policies purchased by or to provide benefits under any Plan.

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that would reasonably be expected to adversely affect the qualification of any such Plan in any way that would reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, each Plan and any related trust complies with, has been maintained and administered in compliance with, and qualifies for the expected Tax preferential treatment under, ERISA, the Code and other applicable Laws. Except as set forth on Section 4.11(b) of the Company Disclosure Letter or in the Financial Statements, each Plan is fully funded to the extent required by applicable Laws or applicable agreements, and neither the Company nor its Subsidiaries has, or is reasonably expected to have, any undisclosed material liability with respect to, or as a result of, offering, sponsoring, maintaining or contributing to any Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened against or involving any Plan or any fiduciaries thereof with respect to their duties to the Plans, or asserting any rights to or claims for benefits under any Plan.

(c) No Plan is (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (together, a “Multiemployer Plan”), or (iii) another pension plan, including a pension plan subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has, sponsored, maintained or contributed to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code or other applicable Law. No Plan is a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of retirement or redundancy.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Plan provides for post-retirement or other post-employment welfare benefits (other than as required by health care continuation coverage as required by Section 4980B of the Code or any similar state law (“COBRA”) or ERISA, coverage through the end of the calendar month in which a termination of employment occurs or an applicable employment agreement or severance agreement, plan or policy requiring the Company to pay or subsidize COBRA premiums for a terminated employee for up to twenty-four months following the employee’s termination).

(e) Except as set forth in Section 4.11(e) of the Company Disclosure Letter, no Plan or other agreement or Contract between the Company and an employee or other individual would reasonably be expected to result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(f) Neither the Company nor any of its Subsidiaries is party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax).

(g) Except as set forth in Section 4.11(g) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, officer, consultant or director of the Company or any of its Subsidiaries or any group of such employees, consultants or directors to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director or constitute a “deemed severance” or “deemed termination” under any Plan; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit (other than the Company Stock Awards); (iv) cause the Company to transfer or set aside any assets to fund any benefits under any Plan; or (v) limit or restrict the right to amend, terminate or transfer the assets of any Plan on or following the Closing.

(h) All Company Options have (or with respect to such options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of Company Common Stock as of the date the option was granted.

(i) Except as may be required by applicable Law, or as contemplated under this Agreement, the Company does not have any announced plan or legally binding commitment to amend or modify any existing Plan.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law or has violated any Law pertaining to labor relations or employment matters and (ii) there is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred since January 1, 2014. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining, works council or similar agreement, nor, to the Knowledge of the Company, is any such agreement being negotiated by the Company or any of its Subsidiaries. There are no labor unions, works councils or other employee representatives or organizations representing, or, to the Knowledge of the Company purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

(k) Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, including Laws relating to discrimination, hours of work, the payment of wages or overtime wages, contractual obligations, consultation with employees, use of temporary or contingent workers, the employment of minors, occupational health and safety, labor relations, withholding, workplace insurance, plant closing, changes in operations and/or pay equity; (ii) the Company and each of its Subsidiaries has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an audit or investigation of the Company or any Subsidiary that has not been completed and, to the Knowledge of the Company, no such audit or investigation is in progress; (iii) the Company has filed all reports, information and notices required under applicable Laws regarding the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of all employees, and will timely file, prior to Closing, all such reports, information and notices required by applicable Laws to be given prior to Closing; (iv) there is no misclassification of any individual that renders services to the Company who is classified as (A) an independent contractor or other non-employee status, (B) an exempt or non-exempt employee or (C) an intern for all purposes, including taxation and Tax reporting, Fair Labor Standards Act purposes and applicable Laws governing the payment of wages; (v) the Company has paid or accrued all wages and compensation due to all employees, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay and bonuses; (vi) the Company has maintained records for all employees and personnel records in compliance with applicable Law; (vii) there are no outstanding penalties pursuant to worker’s compensation statutes or charges regarding same; (viii) the Company has complied with the requirements of the Immigration Reform and Control Act of 1986 and Section 274(A) of the Immigration and Nationality Act with respect to all employees, and all employees who are performing services for the Company in the United States are legally able to work in the United States; and (ix) the Company has complied with the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or other applicable Law provisions.

Section 4.12 Litigation. Except as set forth in Section 4.12 of the Company Disclosure Letter, as of the date hereof, there is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or any executive officer or director of the Company or any of its Subsidiaries (in their respective capacity as such) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement. Since January 1, 2015, neither the Company nor any of its Subsidiaries has received any written notification of, and to the Knowledge of the Company there is no, material investigation by any Governmental Authority involving the Company or any of its Subsidiaries or any of their respective assets other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are true, complete and accurate, (ii) the Company and each of its Subsidiaries have paid all Taxes required to be paid by any of them, and (iii) the Company and its Subsidiaries have established, in the most recent Financial Statements filed prior to the date of this Agreement, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of such Financial Statements.

(b) (i) There are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations, assessments or other proceedings in respect of Taxes of the Company or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) the Company and its Subsidiaries have not received any written notice or announcement of any audits, examinations, investigations, or proceedings of any proposed or determined material Tax deficiency or assessment from any Governmental Authority. Neither the Company nor any Subsidiary of the Company has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, or has made any request in writing for any such extension or waiver where any such waiver or extension of time is still in effect.

(c) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, whether domestic or foreign.

(d) Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (or any similar provision of local, state or foreign Law) within the past two (2) years.

(e) Neither the Company nor any of its Subsidiaries has entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f) There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(g) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes.

(h) Neither the Company nor any its Subsidiaries (i) is or has been a member of a group (other than a group the common parent of which is the Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar federal income Tax Return or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local, or foreign Law, as a transferee or successor.

(i) There are no adjustments under Section 481 of the Code or any similar adjustments under corresponding local, state, or foreign Laws that are required to be taken into account by the Company or any of its Subsidiaries in any Tax period ending after the Closing Date by reason of a change in method of accounting in any Tax period ending on or before the Closing Date.

(j) Neither Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

Section 4.14 Compliance with Law; No Default; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2015, in conflict with, in default with respect to or in violation of, (i) any Laws applicable to the Company or any of its Subsidiaries or by which any business, property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected; and (b) the Company and each of its Subsidiaries have all Permits required to conduct their businesses as currently conducted and to lease, use or operate their respective properties and such Permits are valid and in full force and effect. Neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice, charge or assertion, or, to the Knowledge of the Company, threatened notice, charge or assertion, from any Governmental Authority threatening to revoke any such Permit or alleging any material violation of any Laws. The Company and each of its Subsidiaries are in material compliance with the terms of all Permits.

Section 4.15 Environmental Matters. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries is, and has been at all times since January 1, 2014, in compliance with all applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently (or, to the Knowledge of the Company, formerly) operated, used or leased by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability or Order relating to or arising under Environmental Laws. To the Knowledge of the Company, no facts, circumstances or conditions exist that would reasonably be expected to result in the Company or its Subsidiaries incurring Liabilities relating to or arising under Environmental Laws. There have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) operated, used or leased by the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations as presently conducted (“Environmental Permits”), there is no investigation known to the Company, nor any action pending or, to the Knowledge of the Company, threatened seeking to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property operated, used or leased by the Company or any of its Subsidiaries. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth with respect to Company Intellectual Property Rights as of the date hereof: (i) for each patent and patent application, the patent number or application serial number, the jurisdiction in which the patent or application has been filed or issued, and the date filed or issued; (ii) for each registered Trademark or Trademark application, the application serial number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (iii) each Domain Name; and (iv) for each registered copyrighted work, the number and date of registration and the jurisdiction of the registration. Other than the Company Intellectual Property Rights set forth in Section 4.16(a) of the Company Disclosure Letter and the Intellectual Property Rights licensed to the Company or a Subsidiary of the Company pursuant to Company License-In Agreements, no Intellectual Property Right is necessary for the operation of the business of the Company in substantially the same manner as such business is presently conducted.

(b) The Company or a Subsidiary of the Company is the sole and exclusive owner of all Company Intellectual Property Rights (other than Intellectual Property Rights that are exclusively licensed to the Company or a Subsidiary of the Company), free and clear of all Liens other than Permitted Liens.

(c) (i) Since January 1, 2014, the Company has maintained a process whereby each Person who is or was an employee or contractor of Company or any Subsidiary of the Company executes a written agreement expressly assigning to the Company or a Subsidiary of the Company all of such employee’s or contractor’s right, title and interest in any Intellectual Property created by such employee or contractor, within the scope of his or her employment or relationship during the term of such employment or relationship and (ii) to the Knowledge of the Company, (A) all employees and contractors of the Company and its Subsidiaries, since January 1, 2014, have executed such written agreements, and (B) with respect to other employees and contractors of the Company and its Subsidiaries, the Company or its Subsidiaries either by operation of Law or Contract has acquired ownership of material Intellectual Property created by such other employees or contractors involved in technology development during the term and within the scope of their employment or relationship with the Company.

(d) To the Knowledge of the Company, all Company Registered Intellectual Property Rights are valid and enforceable. Since January 1, 2014, the Company and its Subsidiaries have not received written notice from any Person of any Legal Proceedings or complaint pending before any court or arbitrator or, to the Knowledge of the Company, been threatened in writing challenging the validity, enforceability or ownership of any Company Intellectual Property Rights. There is no material Company Intellectual Property Right subject to any outstanding injunction, judgment, order, decree or ruling of which the Company has received written notice, and all fees currently due in the United States and, to the Knowledge of the Company, in any other jurisdiction, as of the signing date of this Agreement for maintaining any Company Registered Intellectual Property Rights shall have been paid in full to the proper Governmental Authority.

(e) Since January 1, 2014, neither Company nor any of its Subsidiaries have received (i) any written notice, complaint or claim (including any notification that a license under any patent is or may be required) from any Person, and, to the Knowledge of Company, there is no other assertion or threat from any Person, that the Company or any of its Subsidiaries, or any of their respective products or services, infringes, violates or misappropriates the Intellectual Property of any Person, or (ii) any written request or demand for indemnification or defense of an infringement claim received by the Company or any Subsidiary since January 1, 2014 from any reseller, distributor, customer or end user of a product of the Company. Except for any infringements or misappropriations that would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries is infringing or misappropriating any Intellectual Property owned by a Person.

(f) To the Knowledge of the Company, except for any infringements or misappropriations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Person is currently infringing, violating, claiming ownership rights in or misappropriating any Company Intellectual Property Rights.

(g) To the Knowledge of the Company, each material agreement under which, as of the date of this Agreement, the Company or any of its Subsidiaries licenses from a Person material Intellectual Property Rights that are used by the Company or such Subsidiary in any of its current material customer offerings, except for off-the-shelf and internal use software, including licenses to software (including as a service) that the Company and any of its Subsidiaries use in the ordinary course of business, (such agreements being referred to as “Company License-In Agreements”) (i) is in full force and effect, (ii) is not the subject of a claim that the Company or any of its Subsidiaries is in material breach thereof, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.16(g) of the Company Disclosure Letter contains a complete and accurate list of all Company License-In Agreements as of the date hereof.

(h) To the Knowledge of the Company, each agreement pursuant to which the Company or any of its Subsidiaries has granted a material license to a Person with respect to Company Intellectual Property Rights, including licenses to software (including as a service), but excluding any such licenses granted in the ordinary course of business (such agreements being referred to as “Company License-Out Agreements”) (i) is in full force and effect, and (ii) is not the subject of a claim that the Company or any of its Subsidiaries is in material breach, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.16(h) of the Company Disclosure Letter contains a complete and accurate list of all Company License-Out Agreements.

(i) There are no material royalties or similar other payments based on revenues (such as earn-outs) that are payable by the Company or any Subsidiary to any Person (excluding, for the avoidance of doubt, salaries, benefits, employee invention and achievement award programs and any legally required payments to employees for inventions, patents or similar achievements that are payable to employees and independent contractors) for the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Intellectual Property of such Person used by the Company or any Subsidiary.

(j) No funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization were used in the development of the Intellectual Property of the Company, and no Governmental Entity, university, college, other educational institution or non-profit organization has a claim or, to the Knowledge of the Company, right to claim any right in the Company Intellectual Property Rights.

(k) The Company and its Subsidiaries are in compliance, in all material respects, with all of their privacy policies and applicable Privacy Laws and have not received written notice of, and have no Knowledge of, any violation of any Privacy Laws or their privacy policies between January 1, 2014, through the date hereof. The Company and its Subsidiaries are in compliance in all material respects with all Privacy Laws, including those relating to data loss, theft and breach of security notification obligations and have not received any notice of any claims, investigations, or alleged violations of such Privacy Laws. The Company and its Subsidiaries are in compliance in all material respects with all their contractual commitments with respect to Personal Information and have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect Personal Information in their possession or control from unauthorized access, acquisition, use and/or disclosure. Between

January 1, 2014, through the date hereof, to the Knowledge of the Company, there have been no illegal, unauthorized, or, to the Knowledge of the Company, attempt at unauthorized, access, disclosure, acquisition, or use of any Personal Information and neither the Company nor, to the Knowledge of the Company, any other Person, has made any illegal or unauthorized access, disclosure, acquisition or use of Personal Information that was collected by or on behalf of the Company. Any deemed transfer of Personal Information in connection with this Agreement or the Closing of the transactions contemplated by this Agreement will not violate any applicable Privacy Laws or the Company’s or any of its Subsidiaries’ privacy policies, as such policies currently exist or as they existed at the time the Personal Information was collected by or on behalf of the Company or any of its Subsidiaries, and the Company is not subject to any contractual requirements, privacy policies or other legal obligations that, following the Closing, would prohibit the Company or any Subsidiary of the Company from receiving or using Personal Information in the manner in which the Company or the Subsidiary of the Company receives and uses such Personal Information immediately prior to the Closing.

Section 4.17 Real Property; Assets.

(a) Neither the Company nor any of its Subsidiaries currently owns any real property and, since January 1, 2014, have not owned any real property.

(b) Section 4.17(b) of the Company Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all leases, subleases, licenses, occupancy and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has heretofore made available to Parent true, correct and complete copies of all Real Property Leases (including all material modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current in all material respects. No termination event or condition or uncured default on the part of the Company or, if applicable, any of its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder exists under any Real Property Lease, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and subject to the Enforceability Exceptions, the Company and each of its Subsidiaries have good and valid leasehold interests in each parcel of real property leased by them free and clear of all Liens, except Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property leases.

(c) The Company and its Subsidiaries have good and marketable title to all of the assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Reports filed prior to the date hereof (except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet) free and clear of any Liens, except for Permitted Liens. All material items of equipment and other tangible assets owned by or leased to the Company and its Subsidiaries are adequate for the uses to which they are being put, are, in all material respects, in good operating condition and repair (ordinary wear and tear and ongoing maintenance excepted).

Section 4.18 Material Contracts.

(a) Section 4.18(a) of the Company Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Acquisition Sub (or outside counsel) true, correct and complete (subject to any necessary redactions) copies of, each Contract (other than Plans), to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purports to restrict the ability of the Surviving Corporation or Parent) (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions), (B) to purchase or acquire an interest in any other entity, except, in each case, for any such Contract that may be cancelled without notice or penalty or other Liability of the Company or any of its Subsidiaries upon notice of sixty (60) days or less;

(iii) provides for or governs the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement that is material to the business of the Company and its Subsidiaries;

(iv) involves (A) the use or license by the Company or any of its Subsidiaries of any material Intellectual Property Rights owned by another Person (other than shrink-wrap, click-wrap and off-the-shelf or commercially available software) or (B) the joint development of products or technology with another Person;

(v) involves the sale, rental, distribution or license by the Company or any of its Subsidiaries of any material Company Intellectual Property Rights to any other Person (other than as ancillary to a sale of products to customers or non-exclusive licenses granted in the ordinary course of business for the benefit of the Company or any of its Subsidiaries);

(vi) constitutes a material manufacturing, supply, distribution or marketing agreement that provides for minimum payment obligations by the Company in excess of $1 million in any prospective twelve (12) month period;

(vii) other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness having an outstanding principal amount in excess of $250,000;

(viii) was entered into after January 1, 2014, or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person for aggregate consideration (in one or a series of transactions) under such Contract of $500,000 or more;

(ix) by its terms calls for aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such Contract of more than $1 million in any one year (including by means of royalty payments) other than Contracts made in the ordinary course of business consistent with past practice;

(x) is an employment, severance, bonus, indemnification or consulting Contract with any current executive officer of the Company or any of its Subsidiaries or any member of the Company Board (other than a Plan);

(xi) is an interest rate cap, interest rate collar, interest rate swap or other Contract or agreement relating to a material hedging transaction not entered into in the ordinary course of business consistent with past practice; or

(xii) would reasonably be expected to prohibit, impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement.

Each Contract of the type described in clauses (i) through (xii) above, other than a Plan, is referred to herein as a “Material Contract”.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and subject to the Enforceability Exceptions, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and (ii) the Company and its Subsidiaries have, and, to the Knowledge of the Company, each other party thereto has, performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no event or condition that has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, that gives rise to any right of termination, amendment, acceleration or cancellation of any Material Contract or would cause the loss of any benefits under any Material Contract, except for those defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.19 Insurance. Section 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy and (iii) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

Section 4.20 Questionable Payments. Neither the Company nor any of its Subsidiaries, nor any director, officer, employee or agent of the Company or any of its Subsidiaries, nor to the Company’s Knowledge, any Representative, distributor, consultant or other Person acting at the direction of or on behalf of the Company or any of its Subsidiaries has, in connection with the business of the Company or any of its Subsidiaries (a) offered, promised or authorized the payment of any money or anything of value (including gifts, entertainment, travel/lodging, donation, samples, etc.) to a Government Official or any Private Sector Counterparty employee or representative, directly or indirectly through any Person, knowing that all or some portion of such money or thing of value will be offered, given or promised to a Government Official or any Private Sector Counterparty employee or representative, for the purpose of either (i) influencing any act, decision or failure to act by a Government Official or Private Sector Counterparty employee or representative in his or her official or employment-related capacity or (ii) inducing such Government Official or Private Sector Counterparty employee or representative to act in a way contrary to his or her legal duties or to use his or her influence with a Governmental Authority or Private Sector Counterparty to affect any act or decision of the Governmental Authority or Private Sector Counterparty, for the purpose of assisting the Company or any of its Affiliates or Subsidiaries in obtaining or retaining business or a business advantage for, or directing business or a business advantage to, the Company or any of its Affiliates or Subsidiaries (including securing favorable treatment, obtaining a contract or business, obtaining concessions or permits, or other similar conduct), or for the purpose of securing any improper advantage for the Company or any of its Affiliates or Subsidiaries; (b) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery Law or requirement applicable to the Company or any of its Subsidiaries, (c) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (d) directly or indirectly, made, offered, authorized, facilitated or promised any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature. The Company has established reasonable internal controls and procedures designed to ensure compliance with the Foreign Corrupt Practices Act of 1977 and any other anti-corruption or anti-bribery Law or requirement applicable to the Company or any of its Subsidiaries.

Section 4.21 Related Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.22 Trade Compliance Laws.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries, and their respective Affiliates, have complied and are in compliance with all (i) applicable Laws relating to imports, exports, reexports, sales, transfers, releases, shipments, transmissions or any other provision of goods, software, technology, or services, including, Laws enforced by United States Customs and Border Protection and its foreign equivalents (“Customs Laws”) and the Export Administration Regulations (“EAR”), (ii) applicable trade or economic sanctions of the United States and other jurisdictions (“Sanctions Laws”), and (iii) United States antiboycott rules (including Part 760 of the EAR and Section 999 of the Code and corresponding guidelines of the U.S. Department of the Treasury) (“Antiboycott Rules” and collectively with Customs Laws, the EAR, and Sanctions Laws, “Trade Compliance Laws”). Without limiting the generality of the foregoing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) Neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, has engaged in the sale, purchase, import, export, reexport or transfer of goods, technology, software, or services, either directly or indirectly (including without limitation through facilitation of a third party’s activity), to or from Crimea, Cuba, Iran, North Korea, Sudan, or Syria (the “Restricted Territories”) or been a party to or beneficiary of, or has any interest in, any franchise, license, management or other contract with any Person, either public or private, in the Restricted Territories or has been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Restricted Territories.

(ii) Neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, has engaged in any other transactions, or otherwise dealt, with any Person with whom Persons based in the United States, or subject to United States Laws, are prohibited from dealing under Trade Compliance Laws.

(iii) Neither the Company nor any of its Subsidiaries has, directly, or indirectly through a third party intermediary, entered into any Contract that remains in effect and that contains provisions reflecting participation in, or cooperation with, a foreign boycott that is not sanctioned by the United States, including without limitation the Arab League boycott of Israel.

(b) There is no Legal Proceeding or governmental or administrative audit or inquiry pending or, to the Knowledge of the Company, threatened with respect to compliance with any applicable Trade Compliance Laws against or relating to the Company or any of its Subsidiaries or any of their respective Affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) None of the Company or its Subsidiaries has during the last five (5) years conducted or initiated any internal investigation or made any disclosure to any Governmental Authority or other Person with respect to a possible violation of Trade Compliance Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.23 Opinion of Financial Advisor of the Company. The Company Board has received the written opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Offer Price to be paid to the Company Stockholders (other than holders of Cancelled Company Shares and Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.24 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Acquisition Sub set forth in this Agreement are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the Company Shares, the Merger or the other transactions contemplated by this Agreement.

Section 4.25 No Other Representations or Warranties. Notwithstanding any other provision of this Agreement, each of Parent and Acquisition Sub acknowledges and agrees that neither the Company nor any other Person on behalf of the Company, has made, or is making any representation or warranty whatsoever, express or implied (and neither Parent nor Acquisition Sub has relied on any representation, warranty or statement of any kind by the Company or any of its Affiliates or any of their respective agents or Representatives, including any representation, warranty or statement as to the accuracy or completeness of information), beyond those expressly given in this Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Parent, Acquisition Sub or any of its respective Affiliates or Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Parent and Acquisition Sub, as applicable, hereby represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Parent and Acquisition Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Acquisition Sub is owned directly by Parent. Both Parent and Acquisition Sub are in compliance with the provisions of their respective governing documents.

Section 5.2 Authority for this Agreement. Each of Parent and Acquisition Sub has requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Acquisition Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Acquisition Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Acquisition Sub and no additional corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except that such enforceability may be limited by and subject to the Enforceability Exceptions. As of the date of this Agreement, the Board of Directors of Parent has adopted a resolution approving this Agreement and the Merger, and the Board of Directors of Acquisition Sub has declared the advisability of this Agreement, in each case at a meeting duly called and held (or by unanimous written consent).

Section 5.3 Schedule TO; Schedule 14D-9. The Schedule TO and the other Offer Documents will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the other Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to statements included or incorporated by reference in the Schedule TO based on information supplied by or on behalf of the Company. Any information provided in writing by Parent or Acquisition Sub or any of their respective directors, officers, employees, Affiliates, agents or other Representatives for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement by Parent or Acquisition Sub, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective governing documents of Parent or Acquisition Sub,

(b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act and any other Antitrust Laws, or (ii) the applicable requirements of the Exchange Act, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any material Contract or obligation to which Parent or Acquisition Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any of their respective assets are bound, except in the cases of clauses (b) through (d), such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, or materially impair, the ability of either Parent of Acquisition Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 5.5 Litigation. As of the date hereof, there is no material Legal Proceeding pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to prevent, or materially impair, the ability of either Parent of Acquisition Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order which would, individually or in the aggregate, reasonably be expected to prevent, or materially impair, the ability of either Parent of Acquisition Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 5.6 Interested Stockholder. Neither Parent nor any of its Subsidiaries nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. Neither Parent nor Acquisition Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of capital stock or other securities of the Company or any options, warrants or other rights to acquire shares of capital stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.7 Sufficient Funds. Parent current has, and will have at all times from and after the date hereof and through the Acceptance Time and the Effective Time available to it, and Acquisition Sub will have as of the Acceptance Time and at the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Stock Awards and to pay all related fees and expenses. Parent’s and Acquisition Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Acquisition Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

Section 5.8 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Acquisition Sub.

Section 5.9 Solvency. Neither Parent nor Acquisition Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company. Immediately after giving effect to all of this Agreement, the payment of the aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 5.9, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all Liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation will be able to pay its Liabilities, including contingent and other liabilities, as they mature.

Section 5.10 Absence of Certain Arrangements.

(a) There are no Contracts or understandings between Parent or Acquisition Sub any of their respective Affiliates or, to the Knowledge of the Company, any of their respective Representatives, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Merger and other transactions contemplated by this Agreement.

(b) None of Parent, Acquisition Sub, nor any of their respective Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer, (ii) any stockholder of the Company agrees to vote against, or not to tender his, her or its shares of capital stock of the Company in, any Acquisition Proposal or (iii) any Person has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

Section 5.11 Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 5.12 Disclaimer of Other Representations and Warranties. Parent and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV of this Agreement.

ARTICLE VI.

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business of the Company. Except as described in Section 6.1 of the Company Disclosure Letter or as expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization and to preserve the present relationships with those Persons having business relationships with the Company or any of its Subsidiaries; provided, however, that no action by the Company or its Subsidiaries with respect to matters addressed by any provision of this Section 6.1 shall be deemed a breach of the covenants contained in this Section 6.1 unless such action would constitute a breach of one or more specific provisions of the following sentence. Without limiting the generality of the foregoing and except as otherwise expressly provided for by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:

(a) except as set forth on Section 6.1(a) of the Company Disclosure Letter, issue, sell, grant options or rights to purchase, pledge, deliver, transfer, dispose of or encumber any shares of or securities convertible into or exchangeable for, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, deliver, transfer, or disposition or encumbrance of any shares of or securities convertible into or exchangeable for, Company Securities or Subsidiary Securities, other than Company Shares issuable upon exercise of the Company Options or vesting of Company RSU Awards outstanding on the date hereof in accordance with their terms;

(b) acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Company Securities, except to the extent provided in the terms of any Company Stock Plan;

(c) split, combine, subdivide, reclassify or otherwise amend the terms of any shares of its capital stock or declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(d) (i) make any acquisition or disposition, or make any offer or agreement to acquire or dispose by means of a merger, consolidation, recapitalization, purchase, sale or otherwise, in one transaction or any series of related transactions, of any material business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities of the Company or any of its Subsidiaries or any Person, in each case involving the payment of consideration (including consideration in the form of assumption of Liabilities) of $100,000 or more or the disposition of assets or securities with a fair market value in excess of $100,000, other than any acquisition, disposition, sale, lease or encumbrance of assets related to the Company’s retail products and other retail activities in the ordinary course of business consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or (iii) enter into a Material Contract or amend or terminate any Material Contract in any material respect or grant any release, waiver or relinquishment of any material rights under any Material Contract, in a manner that would reasonably be expected to materially delay or prevent the consummation of the Merger or any of the transactions contemplated thereby;

(e) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $100,000 except any direct or indirect wholly owned Subsidiaries of the Company or in connection with the Company’s retail products and other retail activities in the ordinary course of business consistent with past practice;

(f) make any loans, advances or capital contributions to, or investments in, any other Person (other than any direct or indirect wholly owned Subsidiaries of the Company or in connection with the Company’s retail products and other retail activities in the ordinary course of business consistent with past practice) in excess of $100,000;

(g) change any financial accounting methods, principles or practices used by it, except as required by applicable Law;

(h) (i) change any annual Tax accounting period, (ii) make, change or rescind any material Tax election, (iii) amend any material Tax Return, (iv) adopt or change any accounting method for Tax purposes, (v) enter into any settlement or compromise of any material Tax liability, agree to any adjustment of any material Tax attribute, or surrender any right or claim to a material refund of Taxes, (vi) enter into a closing agreement relating to any material Tax liability or that could bind the Company or any of the Company’s Subsidiaries after the Effective Date, or (vii) give or request any waiver or extension of a statute of limitation with respect to a material Tax Return, in each ease, other than as required by applicable Law or in the ordinary course of business;

(i) adopt any amendment to its certificate of incorporation or bylaws (or equivalent governing documents);

(j) grant any material severance or termination pay (other than pursuant to a Plan) which will become due and payable on or after the Effective Time (other than as required by applicable Law or in the ordinary course of business), or grant any material increases in the compensation or benefits payable to its officers or directors (except for increases in the ordinary course of business);

(k) enter into any collective bargaining, works council or similar labor agreement;

(l) adopt, enter into, materially amend or terminate any material Plan (other than as required by applicable Law, to reflect changes in plan administration, or in the ordinary course of business);

(m) incur any capital expenditure or any obligations, Liabilities or indebtedness in respect thereof (except for (i) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditure in an amount not to exceed, in any year, in the aggregate, $500,000), including any long-term debt or short-term (except for short-term debt incurred in the ordinary course of business consistent with past practice to fund working capital requirements).

(n) except as set forth on Section 6.1(n) of the Company Disclosure Letter, settle (i) any Legal Proceeding that is disclosed in the Company SEC Reports filed prior to the date hereof or (ii) any other Legal Proceeding; or

(o) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

Section 6.2 Go-Shop; Adverse Recommendation Change.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of the public announcement of this Agreement and continuing until 11:59 p.m. (EST) on the date that is thirty (30) days after the date of the public announcement of this Agreement (the “Solicitation Period End-Date”), the Company, its Subsidiaries and its Representatives shall have the right (acting under the direction of the Company Board) to, directly or indirectly: (i) solicit, initiate and encourage any Acquisition Proposals (or inquiries, proposals or other offers or attempts that are reasonably expected to lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement provided that any non-public information provided to any Person given such access shall have been previously provided to Parent or shall be promptly provided to Parent (or Parent shall be given access) and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations regarding such Acquisition Proposal.

(b) Subject to Section 6.2(c), from the Solicitation Period End-Date until the Acceptance Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall not permit or authorize any of its Subsidiaries or Representatives, directly or indirectly, to (i) solicit, initiate, endorse, or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. Subject to Section 6.2(c), on the Solicitation Period End-Date the Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (1) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (2) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (3) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided that the Company shall be permitted to grant waivers of, and not enforce, the terms of any confidentiality or standstill agreement, but solely to the extent that the Company Board has determined in good faith that failure to take such action (x) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Company Board in compliance with this Section 6.2 or (y) would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law).

(c) Notwithstanding anything to the contrary in this Agreement, if at any time following the date of this Agreement and prior to the Acceptance Time, (i) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (ii) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.2, and (iii) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then the Company may (x) furnish information or data with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person (or Parent shall be given access to such information) and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. Notwithstanding anything to the contrary set forth in Section 6.2 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event, contact any third party to (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by such third party solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) inform such third party that has made or, to the knowledge of the Company, is considering making an Acquisition Proposal, of the provisions of this Section 6.2.

(d) Neither the Company Board nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Acquisition Sub) the recommendation that the holders of Company Shares accept the Offer and tender their Company Shares to Acquisition Sub pursuant to the Offer, (B) recommend or otherwise declare advisable the approval by the Company Stockholders of any Acquisition Proposal, or (C) resolve or agree to take any such actions (each such action set forth in this Section 6.2(d)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”) in each case constituting or related to, or that is intended to or would be reasonably expected to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

(iii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board shall be permitted, subject to compliance with this Section 6.2(d), (x) to terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement and/or (y) to effect any Adverse Recommendation Change, if, in each case, the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company may not make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(e) unless:

(A) the Company notifies Parent in writing at least three (3) Business Days before taking that action of its intention to do so, and, as applicable, which notice, to the extent permitted under the terms of any Acceptable Confidentiality Agreement, specifies the reasons therefor, including the material terms and conditions of such Superior Proposal, the identity of the party making such Superior Proposal and a copy of the relevant proposed transaction agreements with such party, or in the case of any Adverse Recommendation Change that is not related to a Superior Proposal, a reasonably detailed summary of the basis of such action (it being understood and agreed that any amendment to the material financial terms or any other material term of such Superior Proposal (including any revision in the amount, form or mix of consideration the Company Stockholders would receive as a result of such potential Superior Proposal) or any material change to the facts and circumstances relating to the Adverse Recommendation Change shall require a new written notice by the Company and an additional two (2) Business Day period); and

(B) if Parent makes a proposal during such three (3) Business Day period (or, in the case of a new written notice, such two (2) Business Day period) to adjust the terms and conditions of this Agreement (which shall be in writing in a form that would create a binding contract if accepted by the Company), the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal or that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law. During the two (2) Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to Section 9.4(b), if applicable).

(e) From and after the Solicitation Period End-Date, the Company as promptly as reasonably practicable, and in any event within two (2) Business Days of receipt, shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (ii) to the extent permitted by any Acceptable Confidentiality Agreement, any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a reasonably timely basis of the status and details (including, within two (2) Business Days after the occurrence of any amendment) of any such Acquisition Proposal, request, inquiry, proposal or offer, including, to the extent permitted by any Acceptable Confidentiality Agreement, furnishing copies of any written draft documentation. Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company Stockholders), (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) any other communication to the Company Stockholders if (in the case of this clause (iii)) the Company Board has determined in good faith, after consultation with its financial and outside legal advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that any disclosure referred to in clauses (i), (ii) and (iii) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms the Board Recommendation in such disclosure.

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means, other than the Merger or any other proposal or offer from Parent, Acquisition Sub or any of their respective Affiliates, any proposal, offer or inquiry from a Person relating to (A) any acquisition or purchase, in a single transaction or series of related transactions, of (1) twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or (2) Company Securities representing twenty-five percent (25%) or more of the combined voting power of the Company; (B) any tender offer or exchange offer that if consummated would result in any Person or group acquiring beneficial ownership of twenty-five percent (25%) or more of the combined voting power of the Company; (C) the issuance by the Company of Company Securities representing twenty-five percent (25%) or more of its voting securities; or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Person or its stockholders, if consummated, would acquire twenty-five percent (25%) or more of the combined voting power of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal, and such other factors as the Company Board considers to be appropriate, is more favorable to Company Stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “25%” shall be deemed to be references to “50%.”

(iii) “Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals, or (ii) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons.

ARTICLE VII.

ADDITIONAL COVENANTS

Section 7.1 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 6.2, each of Parent, Acquisition Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and cause the conditions to the Merger set forth in Article VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer and the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under the Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) or otherwise assume or agree to assume any Liability that is not conditioned upon the consummation of the Merger, to obtain any consent, waiver or approval of any Person (including any Governmental Authority) under any Contract.

(b) Parent agrees, on behalf of itself and its Affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall cause its Affiliates not to (i) enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest or assets of any Person if such ownership interest or assets would reasonably be expected to result in any delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the transactions contemplated hereby (including the Merger), or (ii) take or agree to take any other action (including entering into agreements with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in any delay in obtaining, or which would reasonably be expected to result in the failure to obtain, any approvals of any Governmental Authority required in connection with the transactions contemplated hereby (including the Merger), or which would otherwise reasonably be expected to prevent or delay the Merger.

Section 7.2 Antitrust Filings.

(a) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the date of this Agreement. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply as promptly as reasonably practicable to the FTC or the DOJ any additional information that reasonably may be required or requested by the FTC or the DOJ and (iv) take any and all action necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and to obtain prompt approval of the consummation of the Offer or the Merger under any Antitrust Laws, including (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, or assets of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and its Affiliates), (2)

amending any venture or other arrangement of Parent or its Affiliates (including the Surviving Corporation and its Affiliates), (3) cooperating with each other and using their respective reasonable best efforts to contest and resist any Legal Proceeding and to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (4) otherwise taking or committing to take actions after the Closing with respect to one or more of the businesses, product lines, fields of use, or assets of Parent and its Affiliates (including the Surviving Corporation and its Affiliates), in each case, as may be required in order to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) and to otherwise avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby, including the Merger. Further, and for the avoidance of doubt, Parent will not extend any waiting period under the HSR Act or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Company.

(b) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings and conference calls with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (A) and (C)(1) of Annex A and Section 8.1(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or to remove references concerning the valuation of the Company.

(c) Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.2(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 7.2(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

Section 7.3 Merger. Following the consummation of the Offer, each of Parent, Acquisition Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Acquisition Sub nor the Company shall, and shall not permit and shall cause their respective Affiliates or Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

Section 7.4 Public Statements and Disclosure. None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue (or shall cause its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.4 shall not apply (i) to any release or announcement made or proposed to be made by the Company with respect to the matters addressed in Section 6.2 or (ii) to bring or defend a claim in connection with any dispute between the parties regarding this Agreement or the consummation of the transactions contemplated hereby.

Section 7.5 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company and Company Board shall grant such approval and take such action as necessary so that such transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby; provided that nothing in the foregoing shall require the Company Board to take any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 7.6 Access. At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall afford Parent, Acquisition Sub, their officers, a reasonable number of their employees and their financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records, contracts, analyses, tax returns, data, regulatory materials, reports, projections, plans, systems, senior management, commitments, offices and other facilities, properties and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any Person or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its Subsidiaries is a party, (iii) access to such documents or information would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iv) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a Person the right terminate or accelerate the rights under, such Contract. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 7.6 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing without the Company’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.6. Nothing in this Section 7.6 shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

Section 7.7 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporate or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries as of the Acceptance Time to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law or as provided below.

(b) Without limiting the generality of the provisions of Section 7.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder. If, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting in good faith a claim for indemnification or advancement of expenses under this Section 7.8(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Acceptance Time, (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.8(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s currently in force directors’ and officers’ (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing term and conditions which are no less advantageous) liability insurance (“Current Company D&O Insurance”), on terms with respect to the coverage and amounts that are no less favorable than those of the Current Company D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.8(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the annual amount paid by the Company for coverage during its current coverage period (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six (6) year “tail” prepaid policy on the Current Company D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.8(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 7.8.

Section 7.9 Employee Matters.

(a) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Plans, as applicable, will occur as of the Acceptance Time, as applicable. Parent shall or shall cause the Surviving Corporation to assume, honor, and/or provide all of the Company’s severance and change in control obligations in accordance with their terms as in effect immediately prior to the date of this Agreement.

(b) Except to the extent prohibited by applicable Laws, for a period of twelve (12) months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee (i) a base salary or wage rate, as applicable, and annual cash bonus opportunity that is not less favorable than the base salary or wage rate (as applicable) and annual bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits (as described in Section 4.11 of the Company Disclosure Letter (including severance, benefits and the cash value of any equity based compensation) but excluding (y) any equity-based compensation (other than the cash value of any equity-based compensation) and (z) benefits provided pursuant to any defined benefit pension plans) that are, taken as a whole, at least as favorable in the aggregate to the other compensation and benefits described in Section 4.11 of the Company Disclosure Letter provided to such Continuing Employee immediately prior to the Effective Time.

(c) From and after the Closing, Parent shall provide, or shall cause the Surviving Corporation or any of their Subsidiaries to provide, each Continuing Employee with full credit for all service with the Company and its Subsidiaries prior to the Effective Time for all purposes, including eligibility to participate, vesting and entitlement to benefits where length of service is relevant, under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Parent or any of its Subsidiaries to the same extent recognized by the Company or any of its Subsidiaries under the Plans; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits, it was not recognized under the corresponding Plan or to the extent it is prohibited by applicable Law. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation and its Subsidiaries to) ensure that (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent, the Surviving Corporation and their Subsidiaries in which the Continuing Employees participate to the extent coverage under any such plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time; and (ii) for purposes of each plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such plan will be waived for such Continuing Employee and his or her covered dependents, and full credit will be given for any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year ending on the date such employee’s participation in the corresponding new plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan, and (iii) the accounts of such Continuing Employees under any new plan that is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable plan; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits or to the extent it is prohibited by applicable Law.

(d) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) require Parent or the Surviving Corporation to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time. The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 7.9 shall create such rights in any such persons. With respect to matters described in this Section 7.9, the Company will not send any written notices or other written communication materials to Continuing Employees without the prior written consent of Parent. Nothing in this Agreement shall be deemed to be or construed or interpreted as an amendment to any existing Plan.

Section 7.10 Obligations of Acquisition Sub. Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Acquisition Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

Section 7.11 Notification of Certain Matters.

(a) At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in paragraphs (C)(2) and (C)(3) of Annex A to fail to be satisfied at the then scheduled expiration of the Offer; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.11(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Acquisition Sub to consummate the Merger and the transactions contemplated by this Agreement (including the Offer and the Merger) or the ability of Parent and Acquisition Sub to fully perform their respective covenants and obligations under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 7.11(b).

Section 7.12 Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors or executive officers (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and no such settlement in excess of $100,000 shall be agreed to without Parent’s prior consent (which shall be not unreasonably withheld, conditioned or delayed).

Section 7.13 Rule 14d-10(d) Exemption. Prior to the Acceptance Time, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 7.14 De-Listing. The Company shall use commercially reasonable efforts to cooperate with Parent to cause the Company Shares to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 7.15 Financing. The Company shall, and shall cause its Subsidiaries to, at the sole expense of the Parent, use its and commercially reasonable efforts to provide such cooperation as may be reasonably requested by Parent in connection with the financing of the transaction as contemplated by the Agreement.

Section 7.16 Debt Financing Remedies. Notwithstanding anything to the contrary in this Agreement, the Company agrees that none of the Financing Sources, nor any of their respective Affiliates, will have any liability to the Company or any of its Affiliates, relating to or arising out of this Agreement, the Debt Financing or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity in contract, in tort or otherwise; provided, however, nothing in this Section 7.16 shall in any way limit the liability of Parent or Acquisition Sub in connection with this Agreement.

ARTICLE VIII.

CONDITIONS TO THE MERGER

Section 8.1 Conditions. The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Purchase of Company Shares. Acquisition Sub shall have accepted for payment and paid for all of the Company Shares validly tendered and not withdrawn pursuant to the Offer.

(b) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger (collectively, a “Restraint”).

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination Prior to the Acceptance Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Acquisition Sub):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Acceptance Time shall not have occurred on or before the six-month anniversary of the date hereof (the “Termination Date”), or if there exists any Restraint having the effect set forth in Section 8.1(b), or which would enjoin, restrain, prevent or prohibit the commencement or closing of the Offer, or that would make the commencement or closing of the Offer illegal (which in each case, has become final and non-appealable); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in (i) any of the conditions to the Offer set forth in Annex A having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement, or (ii) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any Company Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of this Agreement; or

(c) by the Company, in the event that (i) the Company is not then in material breach of this Agreement, (ii) Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective material covenants or agreements, or other material obligations under this Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date, and (iii) such breach, violation or failure to perform described in clause (ii) is not capable of being cured or is not cured within thirty (30) Business Days following the Company’s delivery of written notice to Parent of such breach, violation or failure to perform; or

(d) by Parent, in the event that (i) (A) Parent and Acquisition Sub are not then in material breach of this Agreement, (B) the Company shall have breached or otherwise violated any of its material covenants or agreements or other material obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Offer set forth in Annex A are not capable of being satisfied by the Termination Date, and (C) such breach, violation or failure to perform described in clause (B) is not capable of being cured or is not cured within thirty (30) Business Days following Parent’s delivery of written notice to the Company of such breach, violation or failure to perform, or (ii) there has been a Company Material Adverse Effect such that any of the conditions to the Offer set forth in Annex A are not capable of being satisfied by the Termination Date; or

(e) by the Company, in the event that (i) the Company shall have received a Superior Proposal, (ii) the Company Board shall have determined to terminate this Agreement or effected or resolved to effect an Adverse Recommendation Change in accordance with the terms set forth in Section 6.2(e)(iii), and (iii) the Company Board pays Parent the Termination Fee payable to Parent pursuant to Section 9.4(b)(ii); or

(f) by Parent, in the event that (i) the Company Board or any committee thereof shall have effected or resolved to effect an Adverse Recommendation Change, or (ii) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to

Rule 14D-9 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer and reaffirming the Company Board’s recommendation that the holders of Company Shares accept the Offer and tender their Company Shares to Acquisition Sub pursuant to the Offer.

Section 9.2 Termination Before or After Acceptance Time and Prior to Effective Time. This Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company in the event of a Restraint (which has become final and non-appealable).

Section 9.3 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 or Section 9.2 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Article IV, Section 7.4, this Section 9.3, Section 9.4 and Article X, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated, and may include, to the extent proven, the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) hereby resulting from any willful or intentional breach of this Agreement that occurs prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at Law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 9.4 Fees and Expenses.

(a) General. Except as set forth in this Section 9.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.

(b) Termination Fee.

(i) The Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) as a result of the failure to satisfy the Minimum Condition prior to such termination (provided, that (x) the condition to the Offer set forth in clause (A) of Annex A is satisfied at the time of such termination pursuant to Section 9.1(b), (y) the condition to the Offer set forth in clause (C)(1) of Annex A is satisfied at the time of such termination pursuant to Section 9.1(b), except where the failure to meet such condition arises out of or results from a Legal Proceeding brought by or on behalf of the Person who has made the bonda fide Acquisition Proposal referred to in clause (B) below and (z) the right to terminate this Agreement pursuant to Section 9.1(b) is then available to Parent); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (C) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with any Person (other than Parent, Acquisition Sub, or their Affiliates) with respect to an Acquisition Proposal or an Acquisition Proposal is consummated. For purposes of the foregoing, each reference to “25%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(e), the Company shall pay to Parent the Termination Fee, within two (2) Business Days after demand by Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(f), the Company shall pay to Parent the Termination Fee, within two (2) Business Days after demand by Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) The payment by the Company of the Termination Fee pursuant to this Section 9.4(b) shall be the sole and exclusive remedy of Parent and Acquisition Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee pursuant to this Section 9.4(b).

(d) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Consequence of Non-Payment. The Company acknowledges that the agreements contained in Section 9.4(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 9.4(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest at a rate per annum equal to the prime lending rate prevailing during the period as published in The Wall Street Journal.

(f) Transfer Taxes. Except as expressly provided in Section 3.8(d), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with the transaction contemplated by this Agreement shall be paid by Parent and Acquisition Sub, when due.

Section 9.5 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company. Notwithstanding the foregoing, this Section 9.5, Section 9.6, Section 10.3, Section 10.6, Section 10.8, and Section 10.9, may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise in a way that would reasonably be expected to be adverse to the Financing Sources, except by an instrument in writing signed by the Agent (as such term is defined in the applicable Debt Financing Documents) (not to be unreasonably withheld, conditioned or delayed).

Section 9.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Notwithstanding the foregoing, Section 9.5, this Section 9.6, Section 10.3, Section 10.6, Section 10.8, and Section 10.9, may not be waived in any manner, whether by course of conduct or otherwise in a way that would reasonably be expected to be adverse to the Financing Sources, except by an instrument in writing signed by the Agent (as such term is defined in the applicable Debt Financing Documents) (not to be unreasonably withheld, conditioned or delayed). Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. After the Acceptance Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Acquisition Sub, to:

Incipio, LLC

6001 Oak Canyon

Irvine, CA 92618

Attention: Chief Executive Officer

Facsimile No.: (949) 250-4928

with a copy (which shall not constitute notice) to:

Rutan & Tucker, LLP

611 Anton Boulevard, 14th Floor

Costa Mesa, California 92620

Attention:	Derek Dundas
Facsimile No.:	(714) 546-9035
Email:	ddundas@rutan.com

(b)	if to the Company, to:

Skullcandy, Inc.

1441 W. Ute Blvd., Ste. 250

Park City, UT 84098

Attention: Chief Legal Officer

Facsimile No.: (801) 601-3735

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention:	Cary K. Hyden
David M. Wheeler
Facsimile No.:	(714) 755-8290
E-mail:	cary.hyden@lw.com
david.wheeler@lw.com

Section 10.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent and Acquisition Sub may collaterally assign any or all of their respective rights hereunder to any Affiliate or to any of the Financing Sources. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

Section 10.4 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of April 6, 2016 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

Section 10.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annex hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 10.6 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Article VII, (b) prior to the Effective Time, for the right of holders of shares of the Company Common Stock and other Company Securities to pursue and recover damages (including damages based on loss of the economic and bargain benefits of the transaction to Company Stockholders based on the consideration that would have otherwise been payable to holders of shares of the Company Common Stock, the loss of market value or decline in stock price of such Company Common Stock or otherwise (taking into consideration relevant matters, including other combination opportunities and the time value of money)) and other relief (including equitable relief) for any breach of this Agreement by Parent or Acquisition Sub, whether or not this Agreement has been validly terminated pursuant to Article IX, which right is hereby expressly acknowledged and agreed by Parent and Acquisition Sub, (c) from and after the Acceptance Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Offer, as set forth in Article II, and (d) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article III. The rights granted pursuant to clause (b) of this Section 10.6 shall only be enforceable on behalf of holders of shares of the Company Common Stock and other Company Securities by the Company in its sole and absolute discretion, as agent for such holders, it being understood and agreed that any and all interests in such claims shall attach to such shares of the Company Common Stock and other Company Securities and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to the holders of Company Shares or other Company Securities of record as of any date determined by the

Company or (B) retained by the Company for the use and benefit of the Company on behalf of the holders of shares of the Company Common Stock and other Company Securities in any manner the Company deems fit. Notwithstanding anything to the contrary in this Agreement, the Financing Sources and their respective Affiliates are express third party beneficiaries of the provisions of Section 7.16, Section 9.5, Section 9.6, Section 10.3, Section 10.6, Section 10.8 and Section 10.9.

Section 10.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith in an effort to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.8 Remedies.

(a) Except as otherwise provided herein (including in Section 9.4), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

Section 10.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE GOVERNED BY, INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE

APPLICATION OF THE LAW OF ANY OTHER STATE OR WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY HEREIN, EACH PARTY TO THIS AGREEMENT HEREBY AGREES THAT ANY DISPUTE, ACTION OR PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF AGAINST ANY FINANCING SOURCE (EACH, A “DEBT FINANCING DISPUTE”) SHALL BE GOVERNED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE OR WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding anything to the contrary in this Agreement, each of the parties to this Agreement and their respective Affiliates agrees that it will not directly or indirectly assist or support any action, cause of action, claim, cross-claim, or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including any Debt Financing Dispute, in any forum other than the state or federal courts located in the Borough of Manhattan in the City of New York, New York. Each party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9, in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN CONNECTION WITH ANY DEBT FINANCING DISPUTE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10 No Presumption Against Drafting Party. Each of Parent, Acquisition Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

INCIPIO, LLC

By:	/s/ Andy Fathollahi
Name:	Andy Fathollahi
Title:	Chairman & CEO

POWDER MERGER SUB, INC.

By:	/s/ Andy Fathollahi
Name:	Andy Fathollahi
Title:	President

SKULLCANDY, INC.

By:	/s/ S. Hoby Darling
Name:	S. Hoby Darling
Title:	President and CEO

(Signature Page to Agreement and Plan of Merger)

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of June 23, 2016 (the “Agreement”) by and among Incipio, LLC, a Delaware limited liability company (“Parent”), Powder Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and Skullcandy, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Acquisition Sub to extend the Offer pursuant to the terms and conditions of the Agreement, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Acquisition Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Agreement, in the event that, as of immediately prior to the expiration of the Offer (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall not have expired or been terminated; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred and continue to exist:

(1) any Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Company Shares by Parent or Acquisition Sub, or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Acquisition Sub, or the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

(2) (i) any representation and warranty of the Company contained in Section 4.1(a), Section 4.2 (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein), Section 4.4, Section 4.5, Section 4.10 and Section 4.23 shall not be true and correct in all material respects immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) any other representation and warranty of the Company contained in the Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall not be true and correct in all respects at and as of the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

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(3) the Company shall have failed to perform in all material respects any obligations, agreements or covenants to be performed, or complied with, by it under the Agreement at or prior to the expiration of the Offer;

(4) a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing as of immediately prior to the expiration of the Offer; or

(5) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub, may be asserted by Parent or Acquisition Sub and may be waived by Parent or Acquisition Sub in whole or in part at any time and from time to time in the sole discretion of Parent or Acquisition Sub, subject in each case to the terms of the Agreement. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

* * * * * *

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